Exhibit 99.1

Concrete Pumping Holdings Reports Strong Second Quarter Fiscal Year 2026 Results

- Revenue up 14% to $106.8 Million with a 46% Increase in Income from Operations –

- Adjusted EBITDA up 17% to $26.4 Million -

- Raises Full-Year Outlook -

DENVER, CO – June 4, 2026 – Concrete Pumping Holdings, Inc. (Nasdaq: BBCP) (the "Company" or "CPH"), a leading provider of concrete pumping and waste management services in the U.S. and U.K., reported financial results for the second quarter ended April 30, 2026.

Second Quarter Fiscal Year 2026 Summary vs. Second Quarter of Fiscal Year 2025 (where applicable)

●	Revenue up 14% to $106.8 million compared to $94.0 million.
●	Gross profit up 14% to $41.3 million compared to $36.2 million.
●	Income from operations up 46% to $12.1 million compared to $8.3 million.
●	Net income of $2.5 million compared to a net loss of approximately $4,000.
●	Net income attributable to common shareholders was $2.1 million, or $0.04 per diluted share, compared to a net loss of $0.4 million, or $(0.01) per diluted share.
●	Adjusted EBITDA[1] up 17.4% to $26.4 million compared to $22.5 million, with Adjusted EBITDA margin[1] of 24.7% compared to 23.9%.
●	Amounts outstanding under debt agreements were $425.6 million with net debt[1] of $386.9 million. Total available liquidity at quarter end was $346.3 million compared to $352.5 million one year ago.
●	Leverage ratio[1] at quarter end of 3.8x.

Management Commentary

"I am pleased to report that the Concrete Pumping Holdings team delivered a strong second quarter, highlighted by 14% revenue growth and 17% Adjusted EBITDA growth year over year, driven by solid execution across our U.S. operations," said Bruce Young, CEO of Concrete Pumping Holdings. "We continue to benefit from healthy activity levels in commercial and infrastructure construction, particularly related to continued momentum in data center and infrastructure projects, while also realizing the benefits of our disciplined pricing strategy and operating efficiencies. Our U.S. Concrete Pumping and Eco-Pan segments delivered particularly strong performance during the quarter, with meaningful margin expansion and improved profitability, despite ongoing softness in residential and light commercial markets. Given our performance in the first half of the year and continued momentum across key end markets, we are raising our full year outlook and remain focused on disciplined operational execution, free cash flow generation, and positioning the business for long-term growth."

1 Adjusted EBITDA, Adjusted EBITDA margin, net debt and leverage ratio are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America ("GAAP"). See "Non-GAAP Financial Measures" below for a discussion of the non-GAAP financial measures used in this release and a reconciliation to their most comparable GAAP measures.

Second Quarter Fiscal Year 2026 Financial Results

Revenue in the second quarter of fiscal year 2026 increased 13.7% to $106.8 million compared to $94.0 million in the second quarter of fiscal year 2025. The increase was primarily attributable to higher commercial and infrastructure construction activity — particularly from growing data center and infrastructure projects — along with organic volume growth, pricing improvements, and more typical weather conditions across U.S. markets.

Gross profit in the second quarter of fiscal year 2026 increased 14.0% to $41.3 million compared to $36.2 million in the prior year quarter. Gross margin increased 10 basis points to 38.6% compared to 38.5% in the prior year quarter, reflecting strong revenue growth, partially offset by inflationary pressures mostly related to repairs and maintenance costs.

General and administrative expenses ("G&A") in the second quarter increased to $29.2 million compared to $27.9 million in the prior year quarter. As a percentage of revenue, G&A costs in the second quarter declined to 27.3% compared to 29.7% in the prior year quarter. The increase in G&A expenses is primarily related to increases in labor costs and stock-based compensation expense, partially offset by a decrease in amortization of intangible assets.

Net income in the second quarter of fiscal year 2026 increased to $2.5 million compared to a net loss of approximately $4,000 in the prior year quarter. Net income attributable to common shareholders in the second quarter of fiscal year 2026 increased to $2.1 million, or $0.04 per diluted share, compared to a net loss attributable to common shareholders of $0.4 million, or $(0.01) per diluted share, in the prior year quarter.

Adjusted EBITDA in the second quarter of fiscal year 2026 increased 17.4% to $26.4 million compared to $22.5 million in the prior year quarter. Adjusted EBITDA margin increased 80 basis points to 24.7% compared to 23.9% in the prior year quarter.

Liquidity

On April 30, 2026, the Company had debt outstanding of $425.6 million, net debt of $386.9 million and total available liquidity of $346.3 million.

Segment Results

U.S. Concrete Pumping. Revenue in the second quarter of fiscal year 2026 increased 15.2% to $71.5 million compared to $62.1 million in the prior year quarter. The increase was primarily attributable to (1) an increase in commercial and infrastructure construction volumes and pricing, mostly related to continued momentum in data center and infrastructure projects and (2) generally more typical weather conditions. These improvements were partially offset by a continued slowdown in light commercial construction demand and subdued residential construction demand, mostly due to high interest rates and economic uncertainty through the second quarter of 2026. Net income in the second quarter of fiscal year 2026 improved to $0.7 million compared to a net loss of $1.6 million in the prior year quarter. Adjusted EBITDA increased 23.4% to $15.6 million in the second quarter of fiscal year 2026 compared to $12.7 million in the prior year quarter. These increases were largely driven by the improvement in revenue.

U.S. Concrete Waste Management Services. Revenue in the second quarter of fiscal year 2026 increased 12.7% to $20.3 million compared to $18.1 million in the prior year quarter. The increase was driven by organic volume growth, continued momentum in data center and infrastructure projects, and pricing improvements. Net income in the second quarter of fiscal year 2026 increased to $1.9 million compared to $1.2 million in the prior year quarter. Adjusted EBITDA in the second quarter of fiscal year 2026 increased 15.7% to $7.7 million compared to $6.7 million in the prior year quarter due to the increase in revenue.

U.K. Operations. Revenue in the second quarter of fiscal year 2026 increased 8.2% to $14.9 million compared to $13.8 million in the prior year quarter. Excluding the impact from foreign currency translation, revenue was up 3.6% year-over-year due to a $0.7 million contribution from Templant, partially offset by lower volumes due to continued softness in commercial construction demand. Net loss in the second quarter of fiscal year 2026 was $0.1 million compared to net income of $0.4 million in the prior year quarter. Adjusted EBITDA was $3.1 million in the second quarter of fiscal year 2026 compared to $3.2 million in the prior year quarter. Excluding the impact from foreign currency translation, the changes in net income and adjusted EBITDA were primarily driven by inflationary pressures in labor, fuel, repair and maintenance costs.

Fiscal Year 2026 Outlook

The Company now expects fiscal year 2026 revenue to range between $410.0 million and $425.0 million ($390.0 million to $410.0 million prior), Adjusted EBITDA to range between $98.0 million and $105.0 million ($90.0 million to $100.0 million prior), and free cash flow2 to be at least $45.0 million ($40.0 million prior). These expectations continue to assume the light commercial and residential construction end markets will not meaningfully recover in fiscal year 2026.

As announced in January 2026, due to stricter U.S. emissions laws that are expected to take effect on January 1, 2027, for all heavy-duty engines with a 2027 model year or later, the Company has approved accelerating approximately $22.0 million of planned capital equipment investments from calendar year 2027 into calendar year 2026. As of April 30, 2026, the Company has not incurred any accelerated 2027 capital expenditures.

This decision is based on a few key considerations including navigating expected disruptions from first-generation truck technologies and anticipated truck price increases in 2027 for new trucks associated with incremental OEM production costs. This pull-forward of calendar year 2027 investments will reduce replacement capital expenditures in calendar year 2027 and aligns with the Company's capital allocation roadmap to allow for a smooth transition under new regulations to improve the Company’s competitive positioning.

2 Free cash flow is defined as Adjusted EBITDA less net maintenance capital expenditures and cash paid for interest.

Conference Call

The Company will hold a conference call on Thursday, June 4, 2026, at 5:00 p.m. Eastern time to discuss its second quarter 2026 results.

Date: Thursday, June 4, 2026

Time: 5:00 p.m. Eastern Time (3:00 p.m. Mountain Time)

Toll-free dial-in number: 1-877-407-9039

International dial-in number: 1-201-689-8470

Conference ID: 13760380

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group, Inc. at 1-949-574-3860.

The conference call will be broadcast live and is available for replay here https://viavid.webcasts.com/starthere.jsp?ei=1761594&tp_key=00124cec09 as well as the investor relations section of the Company’s website at www.concretepumpingholdings.com.

A replay of the conference call will be available after 8:00 p.m. Eastern Time on the same day through June 18, 2026.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13760380

About Concrete Pumping Holdings

Concrete Pumping Holdings is the leading provider of concrete pumping services and concrete waste management services in the fragmented U.S. and U.K. markets, primarily operating under what we believe are the only established, national brands in both geographies – Brundage-Bone for concrete pumping in the U.S., Camfaud in the U.K., and Eco-Pan for waste management services in both the U.S. and U.K. The Company’s large fleet of specialized pumping equipment and trained operators position it to deliver concrete placement solutions that facilitate labor cost savings to customers, shorten concrete placement times, enhance worksite safety and improve construction quality. Highly complementary to its core concrete pumping service, Eco-Pan seeks to provide a full-service, cost-effective, regulatory-compliant solution to manage environmental issues caused by concrete washout. As of April 30, 2026, the Company provided concrete pumping services in the U.S. from a footprint of approximately 95 branch locations across 23 states, concrete pumping services in the U.K. and Republic of Ireland from approximately 35 branch locations, and route-based concrete waste management services from 22 operating locations in the U.S. and one shared location in the U.K. For more information, please visit www.concretepumpingholdings.com or the Company’s brand websites at www.brundagebone.com, www.camfaud.co.uk, or www.eco-pan.com.

Forward‐Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," "outlook" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance, including the Company's fiscal year 2026 outlook. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the adverse impact of recent inflationary pressures, changes in foreign trade policies, restrictive monetary policies, global economic conditions and developments related to these conditions, such as fluctuations in fuel costs on our business; adverse and severe weather conditions; the outcome of any legal proceedings, rulings or demand letters that may be instituted against or sent to the Company or its subsidiaries; the ability of the Company to grow and manage growth profitably and retain its key employees; the ability to identify and complete targeted acquisitions and to realize the expected benefits from completed acquisitions; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission, including the risk factors in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Non-GAAP Financial Measures

This press release presents Adjusted EBITDA, Adjusted EBITDA margin, net debt, free cash flow and leverage ratio, all of which are important financial measures for the Company but are not financial measures defined by GAAP.

EBITDA is calculated by taking GAAP net income and adding back interest expense and amortization of deferred financing costs net of interest income, income tax expense, and depreciation and amortization. Adjusted EBITDA is calculated by taking EBITDA and adding back transaction expenses, loss on debt extinguishment, stock-based compensation, other expense (income), net, goodwill and intangibles impairment and other adjustments. Other adjustments include non-recurring expenses, non-cash currency gains/losses and research and development expenses. Transaction expenses represent expenses for legal, accounting, and other professionals that were engaged in the completion of various acquisitions. Transaction expenses can be volatile as they are primarily driven by the size of a specific acquisition. As such, the Company excludes these amounts from Adjusted EBITDA for comparability across periods.

The Company believes these non-GAAP measures of financial results provide useful supplemental information to management and investors regarding certain financial and business trends related to our financial condition and results of operations, and as a supplemental tool for investors to use in evaluating our ongoing operating results and trends and in comparing our financial measures with competitors who also present similar non-GAAP financial measures. In addition, these measures (1) are used in quarterly and annual financial reports and presentations prepared for management, our board of directors and investors, and (2) help management to determine incentive compensation. EBITDA and Adjusted EBITDA have limitations and should not be considered in isolation or as a substitute for performance measures calculated under GAAP. These non-GAAP measures exclude certain cash expenses that the Company is obligated to make. In addition, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently or may not calculate it at all, which limits the usefulness of EBITDA and Adjusted EBITDA as comparative measures. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenue for the period presented. See below for a reconciliation of Adjusted EBITDA to net income (loss) calculated in accordance with GAAP.

Net debt as a specified date is calculated as all amounts outstanding under debt agreements (currently this includes the Company’s term loan and revolving line of credit balances, excluding any offsets for capitalized deferred financing costs) measured in accordance with GAAP less cash. Cash is subtracted from the GAAP measure because it could be used to reduce the Company’s debt obligations. A limitation associated with using net debt is that it subtracts cash and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor the Company’s leverage and evaluate the Company’s consolidated balance sheet. See "Reconciliation of Net Debt" below for a reconciliation of Net Debt to amounts outstanding under debt agreements calculated in accordance with GAAP.

The leverage ratio is defined as the ratio of net debt to Adjusted EBITDA for the trailing four quarters. The Company believes its leverage ratio measures its ability to service its debt and its ability to make capital expenditures. Additionally, the leverage ratio is a standard measurement used by investors to gauge the creditworthiness of an institution.

Free cash flow is defined as Adjusted EBITDA less net maintenance capital expenditures and cash paid for interest. This measure is not a substitute for cash flow from operations and does not represent the residual cash flow available for discretionary expenditures, since certain non-discretionary expenditures, such as debt servicing payments, are not deducted from the measure. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor and evaluate the cash flow yield of the business.

The financial statement tables that accompany this press release include a reconciliation of Adjusted EBITDA and net debt to the applicable most comparable U.S. GAAP financial measure. However, the Company has not reconciled the forward-looking Adjusted EBITDA guidance range and free cash flow range included in this press release to the most directly comparable forward-looking GAAP measures because this cannot be done without unreasonable effort due to the lack of predictability regarding the various reconciling items such as provision for income tax expense and depreciation and amortization.

Current and prospective investors should review the Company’s audited annual and unaudited interim financial statements, which are filed with the U.S. Securities and Exchange Commission, and not rely on any single financial measure to evaluate the Company’s business. Other companies may calculate Adjusted EBITDA, net debt and free cash flow differently and therefore these measures may not be directly comparable to similarly titled measures of other companies.

Contact:

Company: Iain Humphries Chief Financial Officer 1-303-289-7497	Investor Relations: Gateway Group, Inc. Cody Slach 1-949-574-3860 BBCP@gateway-grp.com

Concrete Pumping Holdings, Inc.
Condensed Consolidated Balance Sheets
	As of April 30,	As of October 31,
(in thousands, except per share amounts)	2026	2025
Current assets:
Cash and cash equivalents	$38,694	$44,394
Receivables, net of allowance for doubtful accounts of $811 and $905, respectively	57,113	53,132
Inventory	8,617	7,419
Prepaid expenses and other current assets	18,852	8,408
Total current assets	123,276	113,353

Property, plant and equipment, net	419,981	412,516
Intangible assets, net	94,556	93,933
Goodwill	224,482	223,581
Right-of-use operating lease assets	23,289	22,943
Other non-current assets	10,701	11,195
Deferred financing costs	1,757	2,021
Total assets	$898,042	$879,542

Current liabilities:
Revolving loan	$583	$-
Operating lease obligations, current portion	5,223	4,851
Accounts payable	15,187	6,267
Accrued payroll and payroll expenses	12,587	11,973
Accrued expenses and other current liabilities	36,271	28,730
Income taxes payable	1,335	463
Total current liabilities	71,186	52,284

Long term debt, net of discount for deferred financing costs	418,459	417,891
Operating lease obligations, non-current	18,634	18,659
Deferred income taxes	90,986	89,431
Other non-current liabilities	11,138	11,488
Total liabilities	610,403	589,753

Zero-dividend convertible perpetual preferred stock, $0.0001 par value, 2,450,980 shares issued and outstanding as of April 30, 2026 and October 31, 2025	25,000	25,000

Stockholders' equity
Common stock, $0.0001 par value, 500,000,000 shares authorized, 50,392,680 and 51,272,503 issued and outstanding as of April 30, 2026 and October 31, 2025, respectively	6	6
Additional paid-in capital	391,520	389,880
Treasury stock	(48,906)	(41,687)
Accumulated other comprehensive income	4,912	1,589
Accumulated deficit	(84,893)	(84,999)
Total stockholders' equity	262,639	264,789

Total liabilities and stockholders' equity	$898,042	$879,542

Concrete Pumping Holdings, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended April 30,		Six Months Ended April 30,
(in thousands, except per share amounts)	2026	2025	2026	2025

Revenue	$106,796	$93,958	$197,357	$180,404
Cost of operations	65,538	57,776	124,135	112,987
Gross profit	41,258	36,182	73,222	67,417

General and administrative expenses	29,200	27,922	56,659	55,672
Income from operations	12,058	8,260	16,563	11,745

Other income (expense):
Interest expense and amortization of deferred financing costs	(8,429)	(8,554)	(16,826)	(14,769)
Loss on extinguishment of debt	-	-	-	(1,392)
Interest income	220	260	535	673
Other income, net	36	28	69	62
Total other expense	(8,173)	(8,266)	(16,222)	(15,426)

Income (loss) before income taxes	3,885	(6)	341	(3,681)

Income tax expense (benefit)	1,337	(2)	235	(1,038)

Net income (loss)	2,548	(4)	106	(2,643)

Less accretion of liquidation preference on preferred stock	(427)	(426)	(868)	(865)

Income (loss) available to common shareholders	$2,121	$(430)	$(762)	$(3,508)

Weighted average common shares outstanding
Basic	50,528	52,699	50,772	52,875
Diluted	51,010	52,699	50,772	52,875

Net income (loss) per common share
Basic	$0.04	$(0.01)	$(0.02)	$(0.07)
Diluted	$0.04	$(0.01)	$(0.02)	$(0.07)

Concrete Pumping Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
	For the Six Months Ended April 30,
(in thousands, except per share amounts)	2026	2025

Net income (loss)	$106	$(2,643)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash operating lease expense	2,551	2,575
Foreign currency adjustments	(117)	(54)
Depreciation	20,883	20,726
Deferred income taxes	(316)	(2,706)
Amortization of deferred financing costs	832	896
Amortization of intangible assets	4,925	6,058
Stock-based compensation expense	1,640	905
Loss on extinguishment of debt	-	1,392
Net gain on the sale of property, plant and equipment	(848)	(188)
Other operating activities	(167)	(46)
Net changes in operating assets and liabilities:
Receivables	(1,476)	8,407
Inventory	(986)	(130)
Other operating assets	1,156	(6,297)
Accounts payable	2,780	4,296
Other operating liabilities	(1,466)	(2,424)
Net cash provided by operating activities	29,497	30,767

Cash flows from investing activities:
Purchases of property, plant and equipment	(19,609)	(19,491)
Proceeds from sale of property, plant and equipment	2,674	3,232
Acquisition of net assets, net of cash acquired - Templant	(11,150)	-
Net cash used in investing activities	(28,085)	(16,259)

Cash flows from financing activities:
Proceeds on long term debt	-	425,000
Payments on long term debt	-	(375,000)
Proceeds on revolving loan	116,891	124,474
Payments on revolving loan	(116,314)	(124,494)
Dividends paid	-	(53,132)
Payment of debt issuance costs	-	(8,153)
Purchase of treasury stock	(7,163)	(8,508)
Other financing activities	(740)	(136)
Net cash used in financing activities	(7,326)	(19,949)
Effect of foreign currency exchange rate changes on cash	214	188
Net increase in cash and cash equivalents	(5,700)	(5,253)
Cash and cash equivalents:
Beginning of period	44,394	43,041
End of period	$38,694	$37,788

Concrete Pumping Holdings, Inc.
Segment Revenue

	Three Months Ended April 30,		Change
(in thousands, unless otherwise stated)	2026	2025	$	%
U.S. Concrete Pumping	71,530	$62,109	$9,421	15.2%
U.S. Concrete Waste Management Services(1)	20,344	18,057	2,287	12.7%
U.K. Operations	14,922	13,792	1,130	8.2%
Total revenue	$106,796	$93,958	$12,838	13.7%

(1) For the three months ended April 30, 2026, intersegment revenue of approximately $30,000 is excluded. For the three months ended April 30, 2025, intersegment revenue of $0.1 million is excluded.

	Six Months Ended April 30,		Change
(in thousands, unless otherwise stated)	2026	2025	$	%
U.S. Concrete Pumping	$131,471	$119,022	$12,449	10.5%
U.S. Concrete Waste Management Services(1)	38,416	34,750	3,666	10.5%
U.K. Operations	27,470	26,632	838	3.1%
Total revenue	$197,357	$180,404	$16,953	9.4%

(1) For the six months ended April 30, 2026, intersegment revenue of $0.1 million is excluded. For the six months ended April 30, 2025, intersegment revenue of $0.2 million is excluded.

Concrete Pumping Holdings, Inc.
Segment Adjusted EBITDA and Net Income (Loss)

	Net Income (Loss)
	Three Months Ended April 30,		Change
(in thousands, unless otherwise stated)	2026	2025	$	%
U.S. Concrete Pumping	$715	$(1,601)	$2,316	*
U.S. Concrete Waste Management Services	1,913	1,202	711	59.2%
U.K. Operations	(80)	395	(475)	*
Total	$2,548	$(4)	$2,552	*
*Change is not meaningful

	Adjusted EBITDA
	Three Months Ended April 30,		Change
(in thousands, unless otherwise stated)	2026	2025	$	%
U.S. Concrete Pumping	$15,630	$12,663	$2,967	23.4%
U.S. Concrete Waste Management Services	7,703	6,655	1,048	15.7%
U.K. Operations	3,071	3,179	(108)	(3.4)%
Total	$26,404	$22,497	$3,907	17.4%

	Net Income (Loss)
	Six Months Ended April 30,		Change
(in thousands, unless otherwise stated)	2026	2025	$	%
U.S. Concrete Pumping	$(2,037)	$(4,681)	$2,644	56.5%
U.S. Concrete Waste Management Services	2,565	1,426	1,139	79.9%
U.K. Operations	(422)	612	(1,034)	*
Total	$106	$(2,643)	$2,749	104.0%
*Change is not meaningful

	Adjusted EBITDA
	Six Months Ended April 30,		Change
(in thousands, unless otherwise stated)	2026	2025	$	%
U.S. Concrete Pumping	$25,285	$21,800	$3,485	16.0%
U.S. Concrete Waste Management Services	13,772	11,701	2,071	17.7%
U.K. Operations	5,373	6,007	(634)	(10.6)%
Total	$44,430	$39,508	$4,922	12.5%

Concrete Pumping Holdings, Inc.
Quarterly Financial Performance

(dollars in millions)	Revenue	Net Income	Adjusted EBITDA[1]	Capital Expenditures[2]	Adjusted EBITDA less Capital Expenditures	Earnings Per Diluted Share

Q1 2025	$86	$(3)	$17	$4	$13	$(0.06)
Q2 2025	$94	$-	$22	$12	$10	$(0.01)
Q3 2025	$104	$4	$27	$12	$15	$0.07
Q4 2025	$109	$5	$31	$9	$22	$0.09
Q1 2026	$91	$(2)	$18	$8	$10	$(0.06)
Q2 2026	$107	$3	$26	$20	$6	$0.04

¹ Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). See “Non-GAAP Financial Measures” below for a discussion of the definition of this measure and reconciliation of such measure to its most comparable GAAP measure.

[2] Information on M&A or growth investments included in net capital expenditures have been included for relevant quarters below:
*Q1 2025 capex includes approximately $2 million growth investment.
*Q2 2025 capex includes approximately $2 million growth investment.
*Q3 2025 capex includes approximately $3 million growth investment.
*Q4 2025 capex includes approximately $2 million growth investment.
*Q1 2026 capex includes approximately $5 million M&A and $1 million growth investment.
*Q2 2026 capex includes approximately $11 million M&A and $3 million growth investment.

Concrete Pumping Holdings, Inc.
Reconciliation of Net Income (Loss) to Reported EBITDA to Adjusted EBITDA

	Three Months Ended April 30,		Six Months Ended April 30,
(dollars in thousands)	2026	2025	2026	2025
Consolidated
Net income (loss)	$2,548	$(4)	$106	$(2,643)
Interest expense and amortization of deferred financing costs, net of interest income	8,209	8,294	16,291	14,096
Income tax expense (benefit)	1,337	(2)	235	(1,038)
Depreciation and amortization	12,880	13,584	25,808	26,784
EBITDA	24,974	21,872	42,440	37,199
Transaction expenses	295	2	326	2
Loss on debt extinguishment	-	-	-	1,392
Stock based compensation	1,022	538	1,640	905
Other income, net	(36)	(28)	(69)	(62)
Other adjustments	148	113	93	72
Adjusted EBITDA	$26,403	$22,497	$44,430	$39,508

U.S. Concrete Pumping
Net income (loss)	$715	$(1,601)	$(2,037)	$(4,681)
Interest expense and amortization of deferred financing costs, net of interest income	5,160	5,211	10,018	8,522
Income tax expense (benefit)	657	(482)	(593)	(1,662)
Depreciation and amortization	8,327	9,006	16,749	18,081
EBITDA	14,859	12,134	24,137	20,260
Transaction expenses	3	1	23	1
Loss on debt extinguishment	-	-	-	862
Stock based compensation	705	371	1,113	609
Other income, net	(5)	(4)	(6)	(18)
Other adjustments	68	161	18	86
Adjusted EBITDA	$15,630	$12,663	$25,285	$21,800

U.S. Concrete Waste Management Services
Net income	$1,913	$1,202	$2,565	$1,426
Interest expense and amortization of deferred financing costs, net of interest income	2,291	2,369	4,756	4,141
Income tax expense	679	332	984	415
Depreciation and amortization	2,451	2,651	4,894	4,927
EBITDA	7,334	6,554	13,199	10,909
Transaction expenses	1	1	12	1
Loss on debt extinguishment	-	-	-	530
Stock based compensation	317	167	527	296
Other income, net	(12)	(12)	(24)	(14)
Other adjustments	63	(55)	58	(21)
Adjusted EBITDA	$7,703	$6,655	$13,772	$11,701

	Three Months Ended April 30,		Six Months Ended April 30,
(dollars in thousands)	2026	2025	2026	2025
U.K. Operations
Net income (loss)	$(80)	$395	$(422)	$612
Interest expense, net	758	714	1,517	1,433
Income tax expense (benefit)	2	148	(156)	209
Depreciation and amortization	2,102	1,927	4,165	3,776
EBITDA	2,782	3,184	5,104	6,030
Transaction expenses	291	-	291	-
Other income, net	(19)	(12)	(39)	(30)
Other adjustments	17	7	17	7
Adjusted EBITDA	$3,071	$3,179	$5,373	$6,007

Concrete Pumping Holdings, Inc.
Reconciliation of Net Debt

	April 30,	July 31,	October 31,	January 31,	April 30,
(in thousands)	2025	2025	2025	2026	2026
Senior Notes	425,000	425,000	425,000	425,000	425,000
Revolving loan draws outstanding	-	-	-	-	583
Less: Cash	(37,788)	(41,001)	(44,394)	(53,015)	(38,694)
Net debt	$387,212	$383,999	$380,606	$371,985	$386,889

Concrete Pumping Holdings, Inc.
Reconciliation of Historical Adjusted EBITDA

(dollars in thousands)	Q1 2025	Q2 2025	Q3 2025	Q4 2025	Q1 2026	Q2 2026
Consolidated
Net income (loss)	$(2,639)	$(4)	$3,699	$5,317	$(2,442)	$2,548
Interest expense and amortization of deferred financing costs, net of interest income	5,802	8,294	8,126	8,200	8,082	8,209
Income tax expense (benefit)	(1,036)	(2)	1,333	3,384	(1,102)	1,337
Depreciation and amortization	13,200	13,584	13,638	13,121	12,928	12,880
EBITDA	15,327	21,872	26,796	30,022	17,466	24,974
Transaction expenses	-	2	-	1	31	295
Loss on debt extinguishment	1,392	-	-	-	-	-
Stock based compensation	367	538	526	617	618	1,022
Other expense (income), net	(34)	(28)	(228)	(45)	(33)	(36)
Other adjustments	(41)	113	(251)	71	(57)	148
Adjusted EBITDA	$17,011	$22,497	$26,843	$30,666	$18,025	$26,403